Exhibit 10.1

NATIONAL CITY
National City Bank 155 East Broad Street Columbus, Ohio 43251

December 23, 2002

Mr. Robert LaPenta
Chief Accounting Officer
Burlington Coat Factory Warehouse Corporation
1830 Route 130 N
Burlington, NJ 08016

RE:

$100,000,000.00 Revolving Credit and Term Loan Agreement dated February 1,
2001, (the "Loan Agreement") by and between National City Bank ("Bank") and
Burlington Coat Factory Warehouse Corporation and Burlington Coat Factory
Warehouse of New Jersey, Inc. (collectively, the "Borrower")

Dear Bob:

In accordance with our discussions, National City Bank is interested in modifying the term portion of the Loan Agreement. The revolver portion (or the Commitment) automatically renews on February 1st unless we give you notice prior to January 1st that it will not be renewed. Due to the holidays and in order to have time to mutually agree to a resolution, I am sending this letter with the intention of modifying the Loan Agreement in January.

As noted above, this letter shall constitute notice pursuant to subsection 2.01(b) of the Loan Agreement that Bank desires the "Commitment" (as defined in the Loan Agreement) to terminate on February1, 2005, the end of the current term.

Subsection 2.01(b) provides as follows:

(b)

The term of the Commitment shall be for a period commencing February 1, 2002, and expiring three (3) years later on February 1, 2004. On February 1, 2002, and on each February 1 of each year thereafter, the then current term of the Commitment shall automatically be extended for a period of one (1) additional year, unless Bank notifies Borrower, not later than thirty days prior to such annual anniversary date of February 1, that Bank desires the Commitment to terminate at the end of the then current term. The Commitment shall also terminate on the effective date of a notice given pursuant to Section 2.02 reducing the Commitment by the full amount thereof. This Agreement shall terminate on the later of the Commitment Termination Date and the date of repayment in full of all the Loans.

The effect of this notice is to eliminate the automatic extension of the term of the Commitment as provided for in subsection 2.01(b) of the Loan Agreement. As a result, the term of the Commitment will not be automatically extended on February 1, 2003, and from this date forward the term of the Commitment shall expire on February 1, 2005. Moreover, the term of the Commitment shall not be further extended unless such extension is agreed to in a separate writing signed by Bank and Borrower.

Bob, I look forward to further discussing the Loan Agreement with you in January. We at National City Bank value our long-standing business relationship with Burlington Coat and look forward to continuing a mutually beneficial relationship in the future. Should you have any questions, please do not hesitate to contact me.

Sincerely,

s/ George M. Gevas
George M. Gevas
Senior Vice President
Corporate Banking